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On July 10, 2013, C. Larry Pope, President and Chief Executive Officer of Smithfield Foods, Inc. (the “Company”) testified before the Senate Committee on Agriculture, Nutrition and Forestry regarding the Agreement and Plan of Merger between the Company and Shuanghui International Holdings Limited. A copy of Mr. Pope's prepared testimony follows:

C. Larry Pope
President & Chief Executive Officer, Smithfield Foods
Committee on Agriculture, Nutrition and Forestry
United States Senate
July 10, 2013
Good afternoon Chairwoman Stabenow, Ranking Member Cochran, and members of the Committee. My name is Larry Pope. I am the President and Chief Executive Officer of Smithfield Foods, a global food company and pork producer based in Smithfield, Virginia. I appreciate this opportunity to offer testimony to the Committee today.
We are very excited about the announced new partnership with Shuanghui, the majority owner of China's largest pork producer. It provides enormous benefits for our two companies, for American manufacturing and agriculture. It is a partnership that is all about growth, and improving the agricultural environment in both the US and China.
The new combined company expects to meet the growing demand for pork in China by exporting high-quality pork products from the US. This means more production for US producers, more jobs in processing and more exports for the US economy.
At the same time, we will continue to supply our same high quality, renowned products to US consumers, as well as other markets around the world. Shuanghui is absolutely committed to continuing the long-term growth of Smithfield and to continuing to work with American producers and suppliers who have played an integral role in our success for many years.
In short, this partnership for growth is good for our business, and for the producers and suppliers with whom we work. The reaction from the US agricultural community has been overwhelmingly positive. The Michigan, Indiana and North Carolina pork producers associations, the North American Meat Association, industry leaders, and numerous individual producers have expressed support for this transaction.
Growth is also very good news for Smithfield's employees and communities. We have a saying: “It will be the same old Smithfield, only better.” Shuanghui and Smithfield are committed to maintaining our operations, our headquarters, our relationships with producers, our labor contracts, and our quality brands with the highest reputation for food safety.
I thought it would be helpful to the Committee to share the key details of our new partnership with Shuanghui. On May 29th, 2013, Smithfield announced that we were entering into a definitive merger agreement with Shuanghui International Holdings Limited to create a leading global pork enterprise. Shuanghui will acquire all of the outstanding shares of Smithfield for $34.00 per share in cash. This price represents a valuation of Smithfield at $7.1 billion. The purchase price represents a premium of approximately 31 percent over Smithfield's closing stock price on May 28, 2013, the last trading day prior to the announcement. We expect this transaction to close in the second half of 2013, following receipt of necessary approvals and a vote by our shareholders.
We have voluntarily sought review of this acquisition from the Committee on Foreign Investment in the US (CFIUS), where the transaction is already undergoing a thorough review. We welcome the additional interest we have received, and welcome this chance to answer the Committee's questions. I know that we have only limited time today, but I have directed my staff to maintain contact with the Committee staff and the staff of the members in order to be sure that we respond to your questions and concerns about this new venture.
Madame Chair, let me provide the Committee with some background regarding the parties to this transaction. Smithfield Foods is a publicly traded $13 billion global food company and the world's largest pork processor and hog producer. In the US, the company is also the leader in numerous categories of packaged meats with many popular brands. We employ more than 46,000 people in 25 states and 4 countries. Over half of our domestic employees are members of the United Food and Commercial Workers (UFCW), including all 4,808 employees at the Smithfield Packing Plant in Tar Heel, North Carolina, which is the largest packing plant in the world. Smithfield Foods is committed to providing good food in a responsible way. We maintain robust animal care, community involvement, employee safety, environmental, and food safety and quality programs.
Shuanghui International Holdings Limited is a private holding company based in Hong Kong. It has a diverse ownership which includes the management and employees of the Shuanghui Group in China, as well as major global investors, including Goldman Sachs. The Chinese government has absolutely no ownership stake or management control in Shuanghui. Shuanghui is the majority shareholder of China's largest meat processing enterprise and China's largest publicly-traded meat products company as measured by market capitalization. It is a pioneer in the Chinese meat processing industry with over 30 years of experience. Shuanghui has no US presence, market share, or current business interests. Smithfield has maintained and enjoyed a business relationship with Shuanghui for over five years. During this time, we have gotten to know one another, and share mutual respect and admiration.
We are entering into this transaction not only because it provides good value to our shareholders, but because we believe that this is a great transaction for all Smithfield stakeholders, including our employees, suppliers, communities, and farmers. This transaction will give Smithfield new channels to market and the strongest distribution network in China. By combining Shuanghui and Smithfield, we will accelerate both companies' strategic plans, broaden our market reach and create exciting growth opportunities.
The most important aspect of this transaction is that it not only preserves Smithfield, a name synonymous with excellence among American consumers, but also offers us more opportunities in new markets and new frontiers. Shuanghui is committed to maintaining Smithfield's operations, staff and management.
Let me be clear: Shuanghui intends to retain Smithfield's management team, its plants and its employees. Shuanghui recognizes Smithfield's best-in-class operations, outstanding food safety practices and 46,000 hard-working employees. There should be no noticeable impact on how we do business operationally in America and around the world as a result of this transaction, except that we will do more of it.
Shuanghui will honor the collective bargaining agreements in place with Smithfield's union-represented employees, as well as existing wage and benefit packages for non-represented employees. These commitments, combined with the opportunities for growth created by this deal, have elicited the support of UFCW and our employees.
The combined company is committed to maintaining Smithfield's integrity and brand excellence, as well as Smithfield's six-pillar sustainability initiatives and extensive community support. Our sustainability strategy is based on our core values and organized by five pillars that represent our key areas of sustainability focus: animal care, employees, environment, food safety and quality, and helping communities. The sixth pillar, value creation, underpins our sustainability strategy and connects it with our business results.
With respect to agriculture, we expect this transaction to drive growth and expansion not only for our growers, but for the entire US pork industry. Smithfield Foods owns over 400 hog farms and has contracts with more than 2,000 family farmers across the country. Our agreement with Shuanghui will maintain all of these contracts and arrangements. Moreover, this transaction creates a terrific opportunity through growth in exports for US hog farmers to expand production to meet the growing Chinese demand.
Smithfield has experienced tremendous growth over the last several years due primarily to increases in exports, especially to China. China has 1.35 billion people, many of whom are moving rapidly into the middle class and desire more and better-quality protein in their and their family's diets. And pork is what is on the menu for Chinese consumers. Pork is by far the leading protein in the Chinese diet, representing over 60 percent of all protein consumed. In fact, the Chinese consume more than 20 pounds more pork per capita per year than Americans. Over the last 15 years, Chinese per capita consumption has grown by 25 percent and US per capita consumption has shrunk by 10 percent. Pork is the number three protein in the US, but the number one protein in China. China is responsible for 50 percent of the world's pork consumption and their demand is still growing, whereas pork demand in the US has been declining for almost 15 years. At Smithfield, we see this valuable market as an undeniable opportunity to grow our business and produce more here in the US.
Growing exports is a key strategic objective for Smithfield. Exports currently account for 30 percent of our fresh pork revenue. Exports are also critical to the US industry on a whole, where exports have grown from 6.5 percent to 23 percent of total industry output in the last 15 years. And China is the fastest-growing and largest overseas market in terms of potential demand. Over the next several years, we project our growth in revenue from overseas sales, on a year-over-year basis, to exceed revenue growth from our domestic sales. Increasing our sales to China is central to our growth strategy. Combining with Shuanghui,

China's number one pork company, in order to achieve this objective makes perfect business sense. I know that Smithfield is not alone in recognizing how important global exports are for the US agricultural sector, and pork in particular.
Food safety is incredibly important to both companies. At Smithfield, producing safe, high-quality, and nourishing food is the most important thing we do as a business. Smithfield and its independent operating companies (IOCs) work together to ensure traceability and to provide the highest-quality meats and packaged foods to our customers. Our vertically integrated business model helps to support the safety and quality of our products through careful management, strict policies, and dedicated food safety professionals. Responsibility for food safety stretches across our company-from our corporate Food Safety Council to the employees within each of our facilities.
The integrity of our brands, our record of safety, the safety of the US food supply chain and the recognized effectiveness of US food safety standards are key drivers of the value that Shuanghui places on Smithfield. Our brands are recognized as representing highest-quality, safe and sought-after products throughout the world, including in China. Our combined company thus has every incentive to ensure the continued safety and excellence of our products and brands. Smithfield's facilities will continue to maintain their quality and will experience the same rigorous level of USDA FSIS inspection, regardless of the ownership of this company. Absolutely nothing about how our products are made, inspected or distributed will change.
In addition, the transaction will positively impact global food safety. Shuanghui sought out Smithfield because of our industry-leading standards. Nothing is more important to Shuanghui than the quality and safety of its food products. Shuanghui, whom we have partnered with for years, has worked to implement new, stringent food safety protocols and standards in China, and is constantly improving its standards of safety. Teaming up with Smithfield will only strengthen the safety of the global food supply chain.
This transaction is about exporting high-quality meat products from the US to China to meet the growing global demand for pork and increase global food safety standards. This combination will not result in any US imports of food from China. Moreover, all food products imported into the US are subject to rigorous inspections and controls by American regulators to ensure their integrity, safety and wholesomeness.
On the issue of securing the domestic food supply, an issue which I know to be important to all of us, we believe that this transaction has no impact on US food supply and therefore no impact on “food security.” Smithfield will continue to produce pork in a safe and responsible way for US consumers, in full compliance with the standards and regulations of the USDA, FDA, and other federal and state authorities. The US pork market remains incredibly competitive and attractive, and we will continue to aggressively produce and market our high-quality pork products in America.
US pork producers and processors are the best and most efficient in the world, and that competitive advantage will not be upended, but rather enhanced, by this merger. The bottom line is that this is all about US exports to the Chinese market, not Chinese exports, or a loss of US competitiveness. Smithfield, as well as its competitors, will increase their ability to export to the fastest growing market in the world, thus ensuring value for our shareholders and growth for American producers.
Smithfield will combine with an enterprise that shares our belief in global opportunities and our commitment to the highest standards of product safety and quality. It also creates a stronger Smithfield with more resources to grow and meet increasing global demand for high-quality pork. Shuanghui is committed to investing in Smithfield to produce more food, more jobs and more value in the US.
I appreciate this opportunity to address the Committee, and I welcome your questions. Thank you.
Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the failure to receive, on a timely basis or otherwise, approval of the merger proposal by the Company's shareholders or the approval of government or regulatory agencies with regard to the merger; the failure of one or more conditions to the closing of the merger agreement to be satisfied; the failure of Shuanghui International Holdings Limited to obtain the necessary financing in connection with the merger agreement; the amount of the costs, fees, expenses and charges related to the merger agreement or merger; risks arising from the merger's diversion of management's attention from the Company's ongoing business operations; risks that our stock price may decline significantly if the merger is not completed; the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the merger; the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; risks associated with the Company's indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook; hedging risk; adverse weather conditions; operating efficiencies; changes in foreign currency exchange rates; access to capital; the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; adverse results from litigation; actions of domestic and foreign governments; labor relations issues; credit exposure to large customers; the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, and other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 28, 2013.
Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Additional Information and Where to Find It
In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company's shareholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.
Investors will be able to obtain a free copy of documents filed with the SEC at the SEC's website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company's filings with the SEC from the Company's website at http://investors.smithfieldfoods.com or by directing a request to: Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, Attn: Investor Relations, (757) 365-3050, keiralombardo@smithfieldfoods.com.
The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company's executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended April 28, 2013 and in its preliminary proxy statement filed with the SEC on Schedule 14A on June 18, 2013.